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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

The following are the subsidiaries of Synetic, Inc., excluding subsidiaries the omission of which is permitted under Item 601(b)(21) of Regulation S-K.


Name of Subsidiary                       Jurisdiction of Incorporation
- ------------------                       -----------------------------

Porex Technologies Corp.                 Delaware
Porex Scientific, Inc./1/                Delaware
SYNC Corp.                               New Jersey

- -------------------------
/1/  A wholly owned subsidiary of Porex Technologies Corp.